STATE OF ARIZONA ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION OF SEDONA WORLDWIDE INCORPORATED (Changed by this Amendment to Greens Worldwide Incorporated)

Pursuant to the provisions of Section 10-1006, Arizona Revised Statutes, the undersigned corporation adopts these Articles of Amendment to the Articles of Incorporation:

1.	The name of the corporation is Sedona Worldwide Incorporated

2.	The corporation adopts the following amendment to its Articles of Incorporation:

Article 1 of the Articles of Incorporation of the Corporation, as amended, is hereby amended in its entirety as follows:

1. Name. The name of the Corporation shall be Greens Worldwide Incorporated.

3.	The aforesaid amendment was adopted by the shareholders of the corporation on November 21, 2001, in the manner prescribed by the Arizona Revised Statutes.

4.
The number of shares of the corporation outstanding and entitled to vote at the time of such adoption was 4,761,188 shares of Common Stock. A total of 2,781,454 shares of Common Stock were voted for the amendment, representing 58.4 percent of the issued and outstanding shares entitled to vote.

SEDONA WORLDWIDE INCORPORATED

Dated: August 7, 2002	By:	/s/ Margaret M. Eardley
Margaret M. Eardley, Secretary